UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 25, 2008

Date of Report (Date of earliest event reported)

Macrovision Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22023	77-0156161
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

2830 De La Cruz Boulevard

Santa Clara, California 95050

(Address of principal executive offices, including zip code)

(408) 562-8400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements of Certain Officers

2008 Senior Executive Company Incentive Plan

On February 25, 2008, the Compensation Committee of the Board of Directors of Macrovision Corporation approved the 2008 Senior Executive Company Incentive Plan (the “Plan”). Named executive officers will participate in the Plan. A copy of the Plan is attached to this report as Exhibit 10.1.

Under the terms of the Plan, employees are provided financial cash incentive awards based upon the Company’s and the individual employee’s performance. Company performance is based upon the Company achieving a worldwide revenue target and a worldwide operating profit target. Individual performance is based upon the evaluation of the individual employee’s performance and contribution for the fiscal year. Awards under the Plan will be weighted by Company and individual performance components, with a greater incentive percentage weighted toward Company performance the higher the position in the Company. For our Chief Executive Officer, awards under the Plan will be based 100% upon the Company’s performance. Awards are based as a percentage of a participant’s annual salary pursuant to a performance rating chart outlined in the Plan.

On February 25, 2008, the Compensation Committee kept the target 2008 bonus award payable under the Plan for the Chief Executive Officer at 100% of base salary. The target 2008 bonus award for the Chief Financial Officer increased from 60% of base salary to 65% of base salary and the target 2008 bonus award for the Executive Vice President & General Counsel increased from 45% of base salary to 50% of base salary. The target 2008 bonus award for the Executive Vice President, Software remained at 60% of base salary and the target 2008 bonus award for the Executive Vice President, Embedded Solutions increased from 50% of base salary to 60% of base salary.

2007 Bonuses and 2008 Base Salaries

On February 25, 2008, the Compensation Committee of the Board of Directors awarded bonuses to the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K promulgated by the Securities and Exchange Commission) in respect of the officers’ and the Company’s 2007 performance. The bonus awards were based on the achievement of specified targets with respect to the Company’s 2007 financial results and on each officer’s individual performance. On February 25, 2008, the Compensation Committee also approved 2008 salary adjustments for the named executive officers, effective March 1, 2008. The Compensation Committee annually evaluates the performance and determines the compensation of the Company’s officers based on the Compensation Committee’s assessment of the Company’s and each individual’s performance, as well as compensation for competitive positions at companies in a peer group established annually by the Compensation Committee. The 2007 bonuses and 2008 base salaries approved by the Compensation Committee are as follows:

2

Name and Title	2007 Bonus	2008 Base Salary
Alfred J. Amoroso President, Chief Executive Officer and Director	$548,750	$525,000
James Budge Chief Financial Officer	$212,280	$340,000
Mark Bishof Executive Vice President, Software Business Unit	$137,696	$360,000
Eric Free Executive Vice President, Embedded Solutions Business Unit	$205,525	$330,000
Stephen Yu Executive Vice President & General Counsel	$138,645	$275,000

Mark Bishof Separation and Release Agreement

In connection with the Company’s sale of its software business unit, the Compensation Committee of the Board of Directors of Macrovision Corporation approved entering into a retention and separation agreement with Mark Bishof, the Company’s Executive Vice President, Software Business Unit, to retain Mr. Bishof during the interim period prior to the closing of the sale and to reward his efforts towards consummation of the transaction. Mr. Bishof will become an employee of acquiror of the software business unit assets effective upon of closing of sale of the software business unit. Under the terms of the proposed separation and release agreement, upon the closing of the sale of the software business unit, Mr. Bishof’s employment with the Company will be terminated and:

1) Mr. Bishof will execute a release of claims;

2) Mr. Bishof will be paid six months salary on the date the release of claims becomes effective;

3) Subject to the release of claims becoming effective, the Company will fully accelerate the vesting (or, in the case of restricted stock, the lapse of repurchase rights) on all stock options and all restricted stock held by Mr. Bishof. Mr. Bishof will have three months post-termination in which to exercise such options.

Item 9.01	Financial Statements and Exhibits

The following exhibits are furnished with this report on Form 8-K:

Exhibit Number	Description

10.1	2008 Senior Executive Company Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Macrovision Corporation
(Registrant)

Date: February 29, 2008	By:	/s/ Stephen Yu
Stephen Yu
EVP & General Counsel